Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(3)
To prospectus dated March 27, 2014	Registration Statement No. 333-180535

GEOVAX LABS, INC.

Up to 5,866,666 Shares of Common Stock

This prospectus supplement modifies, supersedes and supplements information contained in, and should be read in conjunction with the prospectus, dated March 27, 2014 related to the issuance by us of our common stock upon exercise of Series A and Series C Warrants originally issued in 2012 in a private placement.  We also filed prospectus supplements on May 2, 2014 and August 8, 2014, which are also a part of the prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, the prospectus and related supplements.  Any information that is modified or superseded in the prospectus, as so supplemented, shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of the prospectus dated March 27, 2014 for a discussion of these risks.

Our common stock is traded on The OTCQB Market under the symbol ‘‘GOVX’’. On October 14, 2014, the last reported sale price of our common stock was $0.39 per share. The Warrants are not listed on a securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement in truthful or complete. Any representation to the contrary is a criminal offense.

WARRANT EXERCISE FEE ARRANGEMENT

On October 14, 2014 we agreed with the following holders of Series A and Series C Warrants issued in the 2012 private placement to pay a warrant exercise fee of $0.075 for each share acquired upon exercise of the warrants in return for their agreement to exercise warrants for no less than 3,176,000 shares. This agreement has the effect of reducing the exercise price from $0.35 to $0.275.

Name	Number of Warrants
Sabby Healthcare Volatility Master Fund, Ltd.	2,666,666
Sabby Volatility Warrant Master Fund, Ltd.	2,666,666

The date of this Prospectus Supplement is October 15, 2014.